Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 27, 2007 on the audit of the financial statements of eMagin Corporation (the “Company”) as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006, which report included explanatory paragraphs expressing substantial doubt about the Company’s ability to continue as a going concern and the company’s change in its method of accounting for stock-based compensation, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

/s/ Eisner

New York, New York
October 9, 2007